Exhibit 5.2

DEPARTMENT OF THE TREASURY

INTERNAL REVENUE SERVICE P. 0. BOX 2508 CINCINNATI, OH 45201 Date: Jun 26 2014 SONOCO PRODUCTS COMPANY 1 N SECOND ST HARTSVILLE, SC 29550-0160
Employer Identification Number:
57-0248420
DLN:
17007041063001
Person to Contact:
STEVEN R TRUMBO        ID# 31370
Contact Telephone Number:
(513) 263-3222
Plan Name:
SONOCO INVESTMENT & RETIREMENT PLAN

Plan Number: 027

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation.  See section 1.401-l(b)(3) of the Income Tax Regulations.  We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans.  Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code.  It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This letter may not be relied on after the end of the plan's first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2016. This letter considered the 2009 Cumulative List of Changes in Plan Qualification Requirements.

This determination letter is applicable for the amendment(s) executed

Letter 2002

SONOCO PRODUCTS COMPANY

on 02/2007 & 10/23/09.

This determination letter is also applicable for the amendment(s) dated on 01/01/10 & 12/06/10.

This determination letter is also applicable for the amendment(s) dated on 01/28/11.

This is not a determination with respect to any language in the plan or any amendment to the plan that reflects Section 3 of the Defense of Marriage Act, Pub. L. 104, 110 stat. 2419 (DOMA) or U.S. v. Windsor, 570 U.S. 12 (2013), which invalidated that section.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,
s/ Andrew E. Zuckerman
Andrew E. Zuckerman Director, EP Rulings & Agreements

Enclosures: Publication 794

Letter 2002